Exhibit 10.1

SUCCESSION AND CONSULTING AGREEMENT
WITH
ALIMERA SCIENCES, INC.

This Succession and Consulting Agreement (this “Agreement”) is entered into by and between Alimera Sciences, Inc., a Delaware corporation (the “Company”), and C. Daniel Myers (“Myers”), as of November 28, 2018.

RECITALS:

WHEREAS, the Company is engaged in the business of developing, marketing and selling ophthalmic pharmaceuticals in the United States and throughout the world;

WHEREAS, the Company and Myers previously entered into that certain Amended and Restated Employment Agreement, dated as of October 27, 2014 (the “Prior Employment Agreement”);

WHEREAS, the Company and Myers desire that Myers continue to serve as Chief Executive Officer, an employee of the Company, through January 1, 2019 pursuant to the Prior Employment Agreement; and

WHEREAS, the Company and Myers desire that, beginning on January 2, 2019, Myers provide consulting services to the Company as an independent contractor and not an employee;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties, intending to be legally bound, agree as follows:

AGREEMENT:

SECTION 1. EFFECTIVE DATE; TRANSITION

This Agreement is effective as of the date stated in the preamble above. The terms and conditions stated in the Prior Employment Agreement shall remain in effect through January 1, 2019. Effective January 2, 2019 (the “Transition Date”), Myers shall (a) relinquish the title and position of Chief Executive Officer of the Company and no longer be an employee of the Company; and (b) become a consultant to the Company as an independent contractor, in accordance with and pursuant to the terms of this Agreement.

SECTION 2. DEFINITIONS

“Board” means the Board of Directors of the Company.

“Cause” means: (i) Myers’ gross negligence or willful misconduct with respect to his consulting services to the Company, including violation of any material policy of the Company that is not cured within 30 days after written notice thereof is given to Myers by the Company;

(ii) Myers’ conviction of, or entering a guilty plea or plea of no contest with respect to, a felony; or (iii) Myers’ engagement in any material breach of the terms of this Agreement or fails to fulfill his responsibilities under this Agreement and such breach or failure, as the case may be, is not cured, or is not capable of being cured, within 30 days after written notice thereof is given to Myers by the Company.

“Change in Control” means (i) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity or (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets. A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur unless such transaction also qualifies as a “change in control event” as described in Treas. Reg. § 1.409A-3(i)(5).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Competing Business” means any business which develops, sells, or markets ophthalmic pharmaceuticals.

“Disability” means a condition which renders Myers unable (as determined by the Board in good faith after consultation with a physician mutually selected by Myers and the Board) to regularly perform his duties hereunder by reason of illness or injury for a period of more than six consecutive months with or without reasonable accommodation.

“Equity” means (i) all shares of capital stock of the Company; (ii) all options and other rights to purchase shares of capital stock of the Company; and (iii) all restricted stock units.

“Good Reason” shall mean (a) any breach by the Company of this Agreement that is material and that is not cured within 30 days after written notice thereof to the Company from Myers, or (b) a geographical relocation of the Company’s corporate headquarters to a location that is more than fifty (50) miles from the present location of the Company’s corporate headquarters.

“Restricted Period” means the 12-month period beginning on and after the latter of (a) the date that Myers’ service as a consultant to the Company is terminated pursuant to the terms of this Agreement and a Separation occurs, or (b) the date that Myers’ service as a director of the Company ends.

“Section 409A” means Code Section 409A, as amended, and the standards, regulations, or other guidance promulgated thereunder.

“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

SECTION 3. TITLE, POWERS AND RESPONSIBILITIES

(a)Titles. Myers shall continue to serve as the Chief Executive Officer of the Company until the Transition Date, when he shall (i) relinquish such title and position, (ii) terminate employment as an employee of the Company, and (iii) become a consultant to the Company, all in accordance with and pursuant to the terms of this Agreement.

(b)Powers and Responsibilities as a Consultant. In Myers’ role as a consultant to the Company, he shall have such powers and duties as are provided in this Agreement and as are reasonably requested by the Board or the Company’s Chief Executive Officer (the “CEO”) on and after the Transition Date, all in accordance with and pursuant to the terms of this Agreement. Myers shall provide services as an independent contractor and not as an employee, agent, or representative of the Company.

(c)Reporting Relationship as a Consultant. In his role as a consultant, Myers shall report to the CEO.

(d)Term of Service as a Consultant. Subject to the terms and conditions of this Agreement, Myers shall serve as a consultant to the Company from the Transition Date through December 31, 2019 (the “Initial Consulting Term”), subject to extension or termination as provided in this Agreement (the Initial Consulting Term together with any extension and ending upon termination or expiration of this Agreement, the “Consulting Term”). At the end of the Initial Consulting Term, the Consulting Term shall continue thereafter, provided that (i) the Company may terminate this Agreement without Cause, or Myers may resign for Good Reason, by giving not less than six (6) months’ prior notice of such termination; and (ii) this Agreement shall in any event terminate on December 31, 2021 (the “Expiration Date”). Notwithstanding the foregoing, (x) if the Board terminates Myers’ service as a consultant for Cause, the term of Myers’ service as a consultant shall end on the date specified by the Company in a written notice that is consistent with the definition of Cause in this Agreement; or (y) if Myers resigns without Good Reason at any time, the term of Myers’ service as a consultant shall end ten (10) days after Myers gives notice of such termination (but in no event at a date that is later than the Expiration Date). This Agreement shall also terminate in the event of Disability or death as provided in Sections 5(d) and 5(e), respectively.

(e)Time Commitment as a Consultant. During the Consulting Term, Myers shall provide consulting services to the Company for twenty-four (24) business days per year (pro-rated for any partial year after December 31, 2019 during the Consulting Term), as reasonably requested by the CEO or the Board. Such services shall include (i) representing the Company at medical conferences and investor conferences and (ii) meeting with ophthalmologists and other medical specialists on the Company’s behalf. The Company and Myers anticipate that the time that Myers devotes to performing consulting services for the Company will be no more than 15% of the average level of services that Myers performed for the Company over the thirty-six (36) months immediately preceding the Transition Date.

SECTION 4. COMPENSATION, BENEFITS, ETC.

(a)Compensation as Consultant. Effective on the Transition Date, Myers’ compensation as a consultant (“Consulting Compensation”) shall be $10,000 per month, which amount may be reviewed and increased at the discretion of the Board or any committee of the Board duly authorized to take such action. The Consulting Compensation shall be payable in equal monthly installments on the last business day of each month during the Consulting Term. During the Consulting Term, Myers agrees to pay all taxes due on amounts paid to him for services as a consultant and is solely responsible for timely remittance to appropriate authorities of all federal, state, and local taxes and changes incident to the payment of compensation for such consulting services. Without limitation, the parties hereto agree that the Company shall not be responsible for, nor withhold, any taxes, assessments, or other fees incurred by or on behalf of Myers with respect to his consulting services, including federal, state, and local withholding taxes.

(b)Severance. The Company agrees to make severance payments to Myers in connection with his termination as an employee of the Company in an amount totaling six hundred thousand dollars ($600,000), payable in 24 equal installments of twenty-five thousand dollars ($25,000) beginning on January 15, 2019 and ending on December 31, 2019; provided, however, that to be eligible to receive such severance payments, Myers must remain an employee of the Company until the Transition Date. The foregoing severance payments shall be in accordance with the Company’s standard payroll practices and policies for recipients of severance payments and shall be subject to such withholdings, if applicable, as are required by law or as otherwise permissible under such practices or policies. Notwithstanding the foregoing, if the Board terminates Myers’ service as a consultant for Cause, the Company shall not be obligated to pay severance to Myers after the date that Myers’ service as a consultant terminates, with any partial month being prorated.

(c)Employee Benefit Plans; COBRA.

(1)Until the Transition Date, Myers shall continue his participation in the employee benefit plans, programs, and policies maintained by the Company in accordance with the terms and conditions to participate in such plans, programs, and policies as in effect from time to time.

(2)Upon and after the Transition Date, Myers shall no longer be eligible to participate in the employee benefit plans, programs, and policies maintained by the Company, other than through continuation coverage opportunities afforded under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

(3)During the Consulting Term, if Myers and his spouse timely elect to continue coverage under the Company’s group health plan pursuant to COBRA, then, on behalf of Myers and his spouse, the Company shall pay (on a monthly basis) the medical COBRA premiums of Myers and his spouse in the same percentage as the Company pays the premiums for active employees under the Company group health insurance plan;

provided, however, that this obligation of the Company shall cease on the earlier of (A) December 31, 2019, (B) the date that Myers is eligible to be covered under another substantially equivalent group health insurance plan provided by a subsequent employer, or (C) the date that Myers is otherwise no longer eligible for COBRA coverage under the Company’s group health insurance plan provided that in the event of the circumstance described in this clause (C), the Company instead shall provide to Myers a taxable monthly payment in an amount equal to the monthly COBRA premium that Myers would be required to pay to continue the group health coverage in effect on the date of the Separation.

(d)Equity. During the Consulting Term, Myers shall forego his eligibility for all regular Officer Equity (as defined below) awards generally awarded to executive management of the Company (but shall retain his eligibility for all regular Equity awards generally awarded to non-employee members of the Board); provided, however, that all of Myers’ outstanding Equity as of the Transition Date shall continue to vest and remain outstanding as long as Myers is providing services to the Company as a consultant or a director.

(e)Acceleration of Vesting of Equity. The following terms shall apply to all of Myers’ Equity that (i) is outstanding as of the Transition Date and (ii) he received as an officer of the Company and not for service as a director (the “Officer Equity”), but shall not apply to any future grants of Equity as a director:

(1)The vested percentage of the Officer Equity shall be determined by adding 12 months to the actual period of service that Myers has completed with the Company if the Company is subject to a Change in Control during the Consulting Term (i.e., Myers’ vesting shall be accelerated by an additional 12 months). The remaining unvested Officer Equity shall vest in the same amount per vesting period as prior to the Change in Control.

(2)Myers shall vest in 100% of the remaining unvested Officer Equity if (a) the Company is subject to a Change in Control before Myers’ service with the Company terminates and (b) within 12 months after the Change in Control, Myers’ service as a consultant is terminated by the Company without Cause or Myers terminates his service for Good Reason.

(3)If the Company is a party to a merger or consolidation, all outstanding Officer Equity shall vest in full unless the agreement evidencing the merger or consolidation provides for one or more of the following:

(A)The continuation of such outstanding Officer Equity by the Company (if the Company is the surviving corporation).

(B)The assumption of such outstanding Officer Equity by the surviving corporation or its parent.

(C)The substitution by the surviving corporation or its parent of new Equity for such outstanding Officer Equity.

(D)Full exercisability of outstanding Officer Equity and full vesting of the common shares subject to such Officer Equity, followed by the cancellation of such Officer Equity. The full exercisability of such Officer Equity and full vesting of such common shares may be contingent on the closing of such merger or consolidation.

(E)The cancellation of outstanding Officer Equity and a payment to Myers equal to the excess of (i) the fair market value of the common shares subject to such Officer Equity (whether or not such Officer Equity is then exercisable or such common shares are then vested) as of the closing date of such merger or consolidation over (ii) the exercise price. Such payment shall be made in the form of cash, cash equivalents, or securities of the surviving corporation or its parent with a fair market value equal to the required amount. Such payment may be made in installments and may be deferred until the date or dates when such Officer Equity would have become exercisable or such common shares would have vested. Such payment may be subject to vesting based on Myers’ continuing service, provided that the vesting schedule shall not be less favorable to Myers than the schedule under which such Officer Equity would have become exercisable or such common shares would have vested. This provision is mandatory in the event that the Company is acquired by a private company for cash.

(f)Expense Reimbursements. Myers shall have the right to expense reimbursements in connection with his service as a consultant in accordance with the Company’s standard policy on expense reimbursements. Any reimbursement shall (i) not be affected by any other expenses that are eligible for reimbursement in any calendar year and (ii) not be subject to liquidation or exchange for another benefit.

(g)Indemnification. The Company shall, to the maximum extent permitted by applicable law and the Company’s governing documents, indemnify Myers and hold Myers harmless from and against any claim, loss, or cause of action arising from or out of Myers’ performance as a consultant for the Company. If any claim is asserted hereunder against Myers (other than by the Company), the Company shall pay Myers’ legal expenses (or cause such expenses to be paid) on a quarterly basis, provided that Myers shall reimburse the Company, in a timely manner, for such amounts if Myers shall be found by a final, non-appealable order of a court of competent jurisdiction not to be entitled to indemnification. The indemnification obligations of the Company in this paragraph shall survive any termination of this Agreement and shall be supplemental to any other rights to indemnification from the Company to which Myers is entitled.

SECTION 5. TERMINATION OF SERVICE AS A CONSULTANT

(a)General. If, prior to the Expiration Date, this Agreement is terminated by the Company without Cause or Myers resigns as a consultant for Good Reason by one party giving written notice to the other party, then Myers will be entitled to the benefits described in this

Section 5. However, Myers will not be entitled to any of the benefits described in this Section 5 unless Myers has (i) returned all Company Property (as defined below) in Myers’ possession, (ii) resigned as a member of the Board (if requested by a majority of the members of the Board then in office) and of the boards of directors of all of the Company’s subsidiaries, to the extent applicable, and (iii) executed a general release of all claims that Myers may have against the Company or persons affiliated with the Company in a form prescribed by the Company (the “Release”). Myers must execute and return the Release on or before the date specified by the Company in the Release (the “Release Deadline”). The Release Deadline will in no event be later than fifty (50) days after Myers’ Separation. If Myers fails to return the executed Release on or before the Release Deadline, or if Myers revokes the Release within seven (7) days after return of the executed Release, then Myers will not be entitled to the benefits described in this Section 5.

(b)Termination of Consulting Services by Board without Cause or by Myers for Good Reason. If, during the Consulting Term, the Board terminates Myers’ service as a consultant under this Agreement without Cause or Myers resigns for Good Reason, the Company shall pay Myers his earned but unpaid Consulting Compensation plus (i) if the termination of the Agreement occurs on or before December 31, 2019 or the Company or Myers gives at least six months’ prior notice of such termination or resignation, and such notice is given on or before December 31, 2019, the Company shall pay Myers the remainder of the Consulting Compensation scheduled to be paid through June 30, 2019; or (ii) if the termination of the Agreement occurs after December 31, 2019, and the Company or Myers gives at least six (6) months’ prior notice of such termination or resignation, and such notice is given after December 31, 2019, the Company shall pay Myers the Consulting Compensation for the six (6) month period following the date of the notice of such termination or resignation; provided, however, that in no event will Myers be paid for any period beyond the Expiration Date. The Company may choose, in its sole discretion, to waive Myers’ provision of service following such notice of termination without Cause or resignation for Good Reason, provided, in such event, all payments described in the foregoing sentence shall still be paid to Myers by the Company. The payments described in this Section 5(b) shall commence upon satisfaction by Myers of the provisions of Section 5(a); provided, however, if the Release Deadline falls in the calendar year after the date of such notice of termination without Cause or resignation for Good Reason, then the payments shall commence in the second calendar year, with the first payment to include the amount of any payments that would have otherwise been paid to Myers had the payments under this Section 5(b) commenced immediately after the date of notice of termination without Cause or resignation for Good Reason. In addition, the Company shall make any COBRA payments (for Myers and his spouse) to the end of the period specified in Section 4(c)(3).

(c)Termination by the Board for Cause or by Myers without Good Reason. If the Board terminates Myers’ service for Cause or Myers resigns without Good Reason, the Company’s only obligation to Myers to pay Consulting Compensation under this Agreement shall be to pay Myers his earned but unpaid Consulting Compensation, if any, up to the date Myers’ service terminates.

(d)Termination for Disability. The Board shall have the right to terminate Myers’ service as a consultant on or after the date Myers has a Disability, and such a termination shall be treated as a termination without Cause under this Agreement.

(e)Death. A termination of Myers’ service as a consultant as a result of his death shall be treated as a termination without Cause under this Agreement, provided that the Company shall make any COBRA payments for Myers’ spouse to the end of the period specified in Section 4(c)(3).

SECTION 6. COVENANTS BY CONSULTANT

(a)Company Property. Upon the termination of Myers’ service for any reason or, if earlier, upon the Company’s request, Myers shall promptly return all Company Property which had been entrusted or made available to Myers by the Company, where the term “Company Property” means all records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, keys, codes, computer hardware and software and other property of any kind or description prepared, used or possessed by Myers during Myers’ service by the Company (and any duplicates of any such Company Property) together with any and all information, ideas, concepts, discoveries, and inventions and the like conceived, made, developed or acquired at any time by Myers individually or, with others during Myers’ service which relate to the Company or its products or services.

(b)Trade Secrets. Myers agrees that Myers shall hold in a fiduciary capacity for the benefit of the Company and its affiliates and shall not directly or indirectly use or disclose any Trade Secret that Myers may have acquired (whether or not developed or compiled by Myers and whether or not Myers is authorized to have access to such information) during the term of Myers’ service by the Company or any of its predecessors for so long as such information remains a Trade Secret, where the term “Trade Secret” means information, including technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing or a process that (1) derives economic value, actual or potential, from not being generally known to, and not being generally readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (2) is the subject of reasonable efforts by the Company and any of its affiliates to maintain its secrecy. This Section 6(b) is intended to provide rights to the Company and its affiliates which are in addition to, not in lieu of, those rights the Company and its affiliates have under the common law or applicable statutes for the protection of trade secrets.

(c)Confidential Information. Myers, while providing services to the Company or its affiliates and for the three-year period thereafter, shall hold in a fiduciary capacity for the benefit of the Company and its affiliates, and shall not directly or indirectly use or disclose, any Confidential Information that Myers may have acquired (whether or not developed or compiled by Myers and whether or not Myers is authorized to have access to such information) during the term of, and in the course of, or as a result of Myers’ service by the Company or its predecessors without the prior written consent of the Board unless and except to the extent that such disclosure is (i) made in the ordinary course of Myers’ performance of his duties under this Agreement or (ii) required by any subpoena or other legal process (in which event Myers will give the

Company prompt notice of such subpoena or other legal process in order to permit the Company to seek appropriate protective orders). For the purposes of this Agreement, the term “Confidential Information” means any secret, confidential, or proprietary information possessed by the Company or any of its affiliates, including trade secrets, customer or supplier lists, details of client or consultant contracts, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, operational methods, marketing plans, or strategies, product development techniques or flaws, computer software programs (including object code and source code), data and documentation data, base technologies, systems, structures and architectures, inventions and ideas, past, current and planned research and development, compilations, devices, methods, techniques, processes, financial information and data, business acquisition plans and new personnel acquisition plans (not otherwise included as a Trade Secret under this Agreement) that has not become generally available to the public, and the term “Confidential Information” may include future business plans, licensing strategies, advertising campaigns, information regarding customers or suppliers, executives, and independent contractors and the terms and conditions of this Agreement. Notwithstanding the provisions of this Section 6(c) to the contrary, Myers shall be permitted to furnish this Agreement to a subsequent employer or prospective employer.

(d)Non-solicitation of Customers or Employees.

(1)Myers (i) while providing services to the Company or any of its affiliates shall not, on Myers’ own behalf or on behalf of any person, firm, partnership, association, corporation, or business organization, entity, or enterprise (other than the Company or one of its affiliates), solicit business for a Competing Business from customers or suppliers of the Company or any of its affiliates and (ii) during the Restricted Period shall not, on Myers’ own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, solicit business for a Competing Business from customers or suppliers of the Company or any of its affiliates with whom Myers, in the case of both clauses (i) and (ii) above, had or made material business contact within the course of Myers’ service by the Company within the 24-month period immediately preceding the beginning of the Restricted Period.

(2)Myers (i) while providing services to the Company or any of its affiliates shall not, either directly or indirectly, call on, solicit, or attempt to induce any other officer, employee, or independent contractor of the Company or any of its affiliates to terminate his or her employment with such business and shall not assist any other person or entity in such a solicitation (regardless of whether any such officer, employee, or independent contractor would commit a breach of contract by terminating his or her employment), and (ii) during the Restricted Period, shall not, either directly or indirectly, call on, solicit, or attempt to induce any other officer, employee, or independent contractor of such business with whom Myers had contact, knowledge of, or association in the course of Myers’ service with the Company or any of its predecessors or affiliates, as the case may be, during the 12-month period immediately preceding the beginning of the Restricted Period, to terminate his or her employment with the Company or any of its affiliates and shall not assist any other person or entity in such a solicitation (regardless of whether any such officer, employee, or independent contractor would commit a breach of contract by terminating his or her employment). Notwithstanding the foregoing, nothing shall prohibit any person from contacting Myers about employment or other engagement during the Restricted Period, provided that Myers does not solicit the contact.

(e)Non-competition Obligation. Without the prior written consent of the Company, Myers, while providing services to the Company or any of its affiliates and thereafter until the end of the Restricted Period, whether by himself or itself, through an affiliate, in partnership or conjunction with, or as an employee, officer, director, manager, member, owner, consultant or agent of, any other person or entity within the geographical area in which the Company or any of its affiliates is actively engaged in developing, marketing and selling ophthalmic pharmaceuticals on the date of this Agreement, undertake, participate, or carry on or be engaged or have any financial or other interest in, or in any other manner advise or assist any other person or entity in connection with the operation of, a Competing Business. Notwithstanding the preceding sentence, Myers will not be prohibited from owning less than 5% percent of any publicly traded corporation, whether or not such corporation is in a Competing Business.

(f)Reasonable and Continuing Obligations. Myers agrees that Myers’ obligations under this Section 6 are obligations which will continue beyond the date Myers’ service terminates and that such obligations are reasonable, fair, and equitable in scope, terms and duration, are necessary to protect the Company’s legitimate business interests, and are a material inducement to the Company to enter into this Agreement.

(g)Remedy for Breach. Myers agrees that the remedies at law of the Company for any actual or threatened breach by Myers of the covenants in this Section 6 would be inadequate and that the Company shall be entitled to specific performance of the covenants in this Section 6, including entry of a temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of this Section 6, or both, or other appropriate judicial remedy, writ or order, in addition to any damages and legal expenses which the Company may be legally entitled to recover. The Company agrees, however, to give Myers and, if known, Myers’ attorney reasonable advance notice of any legal proceeding, including any application for a temporary restraining order, relating to an attempt to enforce the covenants in this Section 6 against Myers. Myers acknowledges and agrees that the covenants in this Section 6 shall be construed as agreements independent of any other provision of this Agreement or any other agreement between the Company and Myers, and that the existence of any claim or cause of action by Myers against the Company, whether predicated upon this Agreement or any other agreement, shall not constitute a defense to the enforcement by the Company of such covenants.

(h)Termination of Restrictive Covenants. In addition to any other right or remedy available to Myers, Myers shall no longer be bound by any of the restrictions set forth in this Section 6 if the Company fails to pay or to provide Myers when due the amounts and benefits due hereunder or under any agreement ancillary hereto, and Myers’ pursuit of such remedy shall not relieve the Company from its obligations to pay and to provide such amounts and benefits to Myers.

(i)Ownership of Inventions, Discoveries, Improvements, Etc.

(1)Myers shall promptly disclose and describe to the Company all inventions, improvements, discoveries and technical developments, whether or not patentable, made or conceived by Myers, either alone or with others, during such time as Myers is providing services to the Company, and within one year after the date upon such service terminates, and that (i) are based in whole or in part upon Confidential Information, or (ii) during such time as Myers is providing services to the Company are along the lines of, useful in or related to the business of the Company, or (iii) result from, or are suggested by, any work that may be done by Myers for or on behalf of the Company (“Inventions”). Myers hereby assigns and agrees to assign to the Company Myers’ entire right, title, and interest in and to such Inventions (the “Assigned Inventions”), and agrees to cooperate with the Company both during and after such time as Myers is providing services to the Company in the procurement and maintenance, at the Company’s expense and at its direction, of patents, copyright registrations, and/or protection of the Company’s rights in such Inventions. Myers shall keep and maintain adequate and current written records of all such Inventions, which shall be and remain the property of the Company.

(2)If a patent application, trademark registration, or copyright registration is filed by Myers or on Myers’ behalf, or a copyright notice indicating Myers’ authorship is used by Myers or on Myers’ behalf, within one year after the date on which Myers’ service with the Company terminates, that describes or identifies any Invention within the scope of Myers’ work for the Company or that otherwise related to a portion of the Company’s business (or any division thereof) of which Myers had knowledge during such time as Myers was employed with or otherwise provided service to the Company, it is to be conclusively presumed that the Invention was conceived by Myers during the such time as Myers was employed with or otherwise provided services to the Company. Myers agrees to notify the Company promptly of any such application or registration and to assign to the Company Myers’ entire right, title, and interest in such Invention and in such application or registration.

(3)If (i) Myers uses or discloses any of Myers’ own or any third party’s confidential information or intellectual property (collectively, “Restricted Materials”) when acting within the scope of Myers’ service (or otherwise on behalf of the Company), or (ii) any Assigned Invention cannot be fully made, used, reproduced or otherwise exploited without using or violating any Restricted Materials, Myers hereby grants and agrees to grant to the Company a perpetual, irrevocable, worldwide, royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such Restricted Materials and intellectual property rights therein. Myers will not use or disclose any Restricted Materials for which Myers is not fully authorized to grant the foregoing license.

(4)To the extent allowed by applicable law, the terms of this Section 6(i) include all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as moral rights, artist’s rights, droit moral or the like (collectively, “Moral Rights”). To the extent Myers retains any such Moral Rights under applicable law, Myers hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by or authorized by the Company and agrees not to assert any Moral Rights with respect thereto. Myers will confirm any such ratification, consent, or agreement from time to time as requested by the Company.

(j)Securities Trading Policy. Myers agrees to comply with the Company’s Securities Trading Policy during the Restricted Period, and thereafter if Myers has become aware of material nonpublic information during his service as a consultant or as a director, until such information has become public or is no longer material.

(k)Release. On or before the Transition Date, Myers shall enter into a general release that is reasonably satisfactory to the parties to this Agreement in which he releases all claims against the Company, with certain customary exceptions, including the obligations of the Company to Myers in this Agreement.

SECTION 7. MISCELLANEOUS

(a)Notices. Notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail. Notices to the Company shall be sent to:

Alimera Sciences, Inc.
6120 Windward Parkway, Suite 290
Alpharetta, Georgia 30005 Attention: Chief Executive Officer Facsimile: 678-990-5744

Notices and communications to Myers shall be sent to the address Myers most recently provided to the Company.

(b)No Waiver. Except for the notice described in Section 7(a), no failure by either the Company or Myers at any time to give notice of any breach by the other of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of any provisions or conditions of this Agreement.

(c)Tax Matters.

(1)Notwithstanding any provision in the Agreement to the contrary, this Agreement shall at all times be interpreted and operated in compliance with the requirements of Section 409A. Specifically, to the extent necessary to avoid the imposition of tax on Myers under Section 409A, payments payable upon a termination or separation shall be suspended until six (6) months and one day following the effective date of termination or separation, if, immediately prior to Myers’s termination or separation, Myers is a “specified employee” (within the meaning of Section 409A) and Section 409A would require the delay of such payment to avoid any penalties thereunder. Each payment hereunder shall be deemed a separate payment for purposes of Section 409A. The parties intend that no payment pursuant to this Agreement shall give rise to any adverse tax consequences to either party pursuant to Section 409A; provided, however, that Myers acknowledges that the Company does not guarantee any particular tax treatment and that Myers is solely responsible for any taxes he incurs pursuant to Section 409A, if any, as a result of this Agreement.

(2)Certain payments, distributions, and acceleration of vesting for Myers made in connection with an acquisition of ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of section 280G of the Code and the regulations thereunder), can be subject to certain tax penalties under sections 280G and 4999 of the Code. This includes amounts payable or distributable pursuant to the terms of this Agreement or otherwise. The excise tax on any such payments, determined under sections 280G and 4999 of the Code, generally applies if all of Myers’ parachute payments together equal or exceed 300% of his average annual W-2 compensation from the Company. Myers is solely responsible for any taxes he incurs pursuant to sections 280G and 4999 of the Code.

(d)Georgia Law. This Agreement shall be governed by the laws of the state of Georgia without regard to its provisions relating to choice of law or conflicts of law. Any litigation that may be brought by either the Company or Myers involving the enforcement of this Agreement or any rights, duties, or obligations under this Agreement, shall be brought exclusively in a Georgia state court or United States District Court in Georgia.

(e)Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and any successor in interest to the Company. The Company may assign this Agreement to any affiliate or successor that acquires all or substantially all of the assets and business of the Company or a majority of the voting interests of the Company, and no such assignment shall be treated as a termination of Myers’ service under this Agreement. Myers’ rights and obligations under this Agreement are personal and shall not be assigned or transferred.

(f)Other Agreements. This Agreement replaces and merges any and all previous agreements and understandings regarding all the terms and conditions of Myers’ employment relationship with the Company (except as otherwise provided in this Agreement), and this Agreement constitutes the entire agreement between the Company and Myers with respect to such terms and conditions.

(g)Amendment. No amendment to this Agreement shall be effective unless it is in writing and signed by the Company and by Myers.

(h)Invalidity. If any part of this Agreement is held by a court of competent jurisdiction to be invalid or otherwise unenforceable, the remaining part shall be unaffected and shall continue in full force and effect, and the invalid or otherwise unenforceable part shall be deemed not to be part of this Agreement.

(i)Litigation. In the event that either party to this Agreement institutes litigation against the other party to enforce his or its respective rights under this Agreement, each party shall pay its own costs and expenses incurred in connection with such litigation.

(j)Interpretation. The recitals to this Agreement shall be taken into account in the construction or interpretation of this Agreement. The words “include,” “includes,” and “including” are deemed to be followed by the phrase “without limitation.” The captions or headings of the Sections and other subdivisions of this Agreement are inserted only as a matter of convenience or reference and have no effect on the meaning of the provisions of those Sections or subdivisions. If the provisions of this Agreement require judicial interpretation, the parties agree that the judicial body interpreting or construing the Agreement may not apply the assumption that the terms must be more strictly construed against one party by reason of the rule of construction that an instrument is to be construed more strictly against the party that itself or through its agents prepared the instrument.

(k)Survival. The respective indemnities, representations, warranties, agreements, and covenants of the Company and Myers contained in this Agreement shall survive the termination of this Agreement and shall remain in full force and effect.

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IN WITNESS WHEREOF, the Company and Myers have executed this Agreement in multiple originals effective as of the as of the date stated in the preamble above.

ALIMERA SCIENCES, INC.            MYERS

By: /s/ Richard S. Eiswirth                 /s/ C. Daniel Myers
Richard S. Eiswirth, President and CFO        C. Daniel Myers

Date:     November 28, 2018                Date:     November 28, 2018

Signature Page to Succession and Consulting Agreement